Exhibit 16.1

Baker Tilly Virchow Krause, LLP One Penn Plaza, Suite 3000 New York, NY 10119 tel 212 697 6900 fax 212 490 1412 bakertilly.com

July 21, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Milestone Scientific Inc. (CIK 0000855683)

Commissioners:

We have read the statements made by Milestone Scientific Inc. pursuant to item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated July 21, 2016. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Sincerely,

/s/ Baker Tilly Virchow Krause, LLP

Baker Tilly Virchow Krause, LLP